                                                                  EXHIBIT 12(a)

                                AMOCO COMPANY

               STATEMENT SETTING FORTH COMPUTATION OF RATIO OF
                          EARNINGS TO FIXED CHARGES
                     (millions of dollars, except ratios)


                                Six
                              Months
                               Ended                                Year Ended December 31,
                              June 30,          --------------------------------------------------------------------
                               1997              1996           1995            1994            1993            1992
                              --------          ------         ------          ------         -------         -------
Determination of Income:
Consolidated earnings
 before income taxes
 and minority interest...      $1,520           $3,351          $2,425          $2,688          $2,427          $1,823
Fixed charges expensed by
 consolidated companies..         133              251             233             140             193             238
Adjustments for certain
 companies accounted for
  by the equity method...          (4)              76              10               7               9              18
                               ------           ------          ------          ------          ------          ------
Adjusted earnings plus
 fixed charges...........      $1,649           $3,678          $2,668          $2,835          $2,629          $2,079
                               ======           ======          ======          ======          ======          ======


Determination of Fixed Charges:
Consolidated interest on
 indebtedness (including
 interest capitalized)..       $   96           $  164          $  152          $  127          $  162          $  219
Consolidated rental
 expense representative
 of an interest factor...          43               88              71               7              31              20
Adjustments for certain
 companies accounted for
 by the equity method....           4                8               6               5               6              12
                               ------           ------          ------          ------          ------          ------
Total fixed charges......      $  143           $  260          $  229          $  139          $  199          $  251
                               ======           ======          ======          ======          ======          ======

Ratio of earnings to
 fixed charges...........        11.5*            14.2*           11.6*           20.4            13.2             8.3
                               ======           ======          ======          ======          ======          ======




*Based on public debt obligations. Including debt with affiliates, the ratio would have been 4.8 as of June 30, 1997, 5.5 as of December 31, 1996, and 4.4 as of December 31, 1995.